Exhibit 10.14.2

EDWARD KNIGHT
EXECUTIVE VICE PRESIDENT

THE NASDAQ STOCK MARKET
NASDAQ®	1801 K STREET NW
WASHINGTON, DC 20006
P 202.912.3030 F 202.912.3191
edward.knight@nasdaq.com

February 25, 2004

Mr. Richard G. Ketchum

Citigroup

388 Greenwich Street, 39th floor

New York, NY 10013

Richard Bernard, Esq.

Marshall N. Carter

New York Stock Exchange, Inc.

11 Wall Street

New York, NY 10005

Gentlemen:

The purpose of this letter is to evidence an agreement made by The Nasdaq Stock Market, Inc. (the “Nasdaq”), Richard G. Ketchum (“Ketchum”) and the New York Stock Exchange, Inc. (“NYSE”) and to amend certain terms of a prior employment agreement between Nasdaq and Ketchum that was effective as of December 29 2000 (the “Agreement”).  All capitalized terms used in this letter have the same meaning as set forth in the Agreement.

Ketchum has been offered employment with NYSE as its new Chief Regulatory Officer.  However, pursuant to the terms of the Agreement, Ketchum may not engage in any “Competitive Business” or perform certain activities for a Competitive Business during the “Restricted Period” which ends June 17, 2004.

In exchange for the following consideration, Nasdaq hereby waives all rights it may have against Ketchum and/or NYSE under Section 10(a)(a) of the Agreement in connection with Ketchum’s employment by the NYSE prior to June 18, 2004 (at which time the limitations in the Agreement as to his restricted activities expires):

1.                                    NYSE will pay $100,000 to Nasdaq with respect to each of March, April, May and June 2004, respectively, but subject to a maximum amount of $300,000, if Ketchum provides any service to NYSE for any portion of such month.  NYSE may choose to pay $300,000 upon Ketchum’s first providing services to the NYSE, or may make payments of $100,000 each month.  In the latter case, the applicable payment for a month will be made within 10 business days following the first day of the applicable month (or ten days after the commencement of employment, if Ketchum’s employment with NYSE does not commence on the first day of a month).

2.                                    Ketchum waives any rights under the Agreement to any “Incentive Compensation” from Nasdaq that he may have been entitled to pursuant to the terms of the Agreement with respect to the 2003 calendar year.  For the avoidance of doubt, the amount waived is $251,316.

3.                                    NYSE will implement the measures as described in a letter to Nasdaq from Richard Bernard, dated December 24, 2003, which is incorporated herein and made a part of the Agreement.

This letter agreement modifies and supercedes the Agreement solely to the extent described herein and the Agreement, as modified herein, remains in full force and effect.  The terms of this letter agreement will become effective upon its execution by all parties.

Please acknowledge your agreement to the foregoing by executing this letter below.

Sincerely,

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Edward S. Knight
Edward S. Knight

Agreed to and Accepted:

By:	/s/ Richard G. Ketchum
Richard G. Ketchum

NEW YORK STOCK EXCHANGE, INC.

By:	/s/ Richard Bernard
Richard Bernard

By:	/s/ Marshall N. Carter
Marshall N. Carter